Exhibit 99.1

SMARTIRE SYSTEMS INC.
Suite 150, 13151 Vanier Place                                    [SMARTIRE LOGO]
Richmond, British Columbia
Canada, V6V 2J1

T: 604.276.9884
F: 604.276.2350
www.smartire.com
OTCBB: SMTR

NEWS RELEASE - DECEMBER 14, 2004
Contact:
Randy Halischuk / Judy Leclercq 1.800.982.2001
Email: investor_relations@smartire.com
or
Hawk Associates at 1.305.852.2383
Email: info@hawkassociates.com


                    SMARTIRE SYSTEMS REPORTS Q1 2005 RESULTS

RICHMOND, BRITISH COLUMBIA, CANADA: December 14, 2004 - SmarTire Systems Inc. (OTCBB: SMTR) today announced results for the first fiscal quarter ended October 31, 2004. SmarTire's consolidated financial statements and all financial information contained in this news release are stated in United States Dollars and are prepared in accordance with United States Generally Accepted Accounting Principles (GAAP).

Gross revenue for the first quarter totaled $301,169, a decrease of $126,357 over the same quarter in fiscal 2004. SmarTire recorded a quarterly net loss of $2.38 million or loss per share of $0.02 compared to a net loss of $3.26 million or loss per share of $0.06 for the same quarter last year. This quarterly loss includes a non-cash interest charge of $557,962 compared to $1,350,455 in the prior year.

"As reflected in our recent announcements with Aston Martin, New Flyer and Redmer Industries, the company has focused considerable resources on securing strategic OEM accounts over the past months," says Robert Rudman, President and Chief Executive Officer of SmarTire Systems. "We see these OEM wins and key distributor signings as strengthening our position and revenue base going forward. With the availability of the new high pressure systems for RVs, buses and commercial vehicles, the company is generating increased activity in these important target markets."

SmarTire also announced that the Annual and Special Meeting of the Company's shareholders took place on December 11, 2004. All resolutions proposed by management for adoption by the shareholders were approved and all of the incumbent Directors were re-elected to serve on the Board of Directors for the ensuing year. In the subsequent Board of Director's meeting, the Company's incumbent Officers were re-appointed for fiscal 2004.

ABOUT SMARTIRE SYSTEMS INC.

SmarTire develops and markets proprietary advanced tire pressure monitoring and technology systems for the global automotive and transportation industries. The U.S. Government, through the TREAD Act, has legislated that all new passenger vehicles must be equipped with tire monitoring systems beginning with a phased implementation in 2004. SmarTire is capitalizing on the rapidly emerging OEM and aftermarket opportunities. The company's vision is to become the preeminent provider of wireless sensing and control systems for vehicles worldwide. Incorporated in 1987, SmarTire has offices in North America and Europe.

SMARTIRE SYSTEMS INC
Financial Summary
Expressed in United States dollars

                                                  Three months ended October 31,
                                                       2004             2003
                                                   ----------------------------

Revenue                                            $   301,169      $   427,526

Cost of sales                                          220,436          370,404
                                                   ----------------------------

Gross profit                                            80,733           57,122

Expenses                                             1,937,740        1,854,326
                                                   ----------------------------

Loss from operations                                (1,857,007)      (1,797,204)

Other expenses                                        (526,893)      (1,465,939)
                                                   ----------------------------

Net Loss                                           $(2,383,900)     $(3,263,143)
                                                   ============================

Loss per share                                     $     (0.02)     $     (0.06)
                                                   ============================


SMARTIRE SYSTEMS INC.
Balance Sheet Summary
Expressed in United States dollars

                                                   October 31,         July 31,
                                                       2004              2004
                                                   ----------------------------

Cash and Cash Equivalents                          $   231,950      $   112,951
                                                   ============================

Total Current Assets                               $ 4,426,910      $ 3,807,743
                                                   ============================

Total Assets                                       $ 7,410,823      $ 6,937,128
                                                   ============================

Current Liabilities                                $ 1,932,646      $ 3,075,338
                                                   ============================
Convertible debentures, net of equity
portion of $1,450,415
(July 31, 2004-$1,955,356)                         $   136,851      $   395,574
                                                   ============================

Stockholders' Equity                               $ 5,341,326      $ 3,466,216
                                                   ============================
Total Liabilities and
Stockholders' Equity                               $ 7,410,823      $ 6,937,128
                                                   ============================

A comprehensive investment profile regarding SmarTire Systems Inc. may be found online at www.hawkassociates.com/smartire/profile.htm.

Additional information about SmarTire Systems can be found on the website www.smartire.com. An online investor kit containing SmarTire press releases, SEC filings, current price Level II quotes, interactive Java, stock charts and other useful information for investors can be found at www.hawkassociates.com and www.hawkmicrocaps.com. Investors may contact Randy Halischuk, or Judy Leclercq, SmarTire at (800) 982-2001 email: investor_relations@smartire.com or Frank Hawkins or Julie Marshall, Hawk Associates at (305) 852-2383, email: info@hawkassociates.com.

This release contains various  forward-looking  statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 which represent the company's expectations or beliefs concerning future events of the company's financial performance. These forward-looking statements are further qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include the effect of competitive pricing, the company's dependence on the ability of third party manufacturers to produce components on a basis which is cost-effective to the company, market acceptance of the company's products and the effects of government regulation. Results actually achieved may differ materially from expected results included in these statements.